Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 Telephone 972.233.8242 Fax 972.233.7362

CAPITAL SOUTHWEST CORPORATION ANNOUNCES DECEMBER 31, 2014 NET ASSET VALUE

DALLAS – January 22, 2015 – The board of directors of Capital Southwest Corporation (NASDAQ: CSWC), a publicly – traded business development company, reported total net assets at December 31, 2014 of $733,210,468, equivalent to $47.17 per share.  Comparative data is summarized below:

	December 31, 2014	March 31, 2014	December 31, 2013
Net assets	$733,210,468	$770,388,014	$767,851,339

Shares outstanding	15,543,332	15,413,532	15,280,744

Net assets per share	$47.17	$49.98	$50.25

During the nine months ended December 31, 2014, net assets decreased by $37,177,546.  This decrease is primarily attributable to federal taxes payable of $54,370,006, a net decrease of $123,790,970 in unrealized appreciation and the distribution of our semi-annual dividend of $3,082,911. Offsetting this decrease were net realized gains of $141,909,237 and net investment income of $1,707,214. Assuming reinvestment of all dividends and tax credits on retained long-term capital gains, the December 31, 2014 net asset value per share was 3.7% greater than the March 31, 2014 net asset value of $49.98 per share and 3.8% greater than the December 31, 2013 net asset value of $50.25 per share.

During the tax year ended December 31, 2014, Capital Southwest realized taxable long-term capital gains of $155,342,875 ($10.0894 per share) and will pay federal income taxes of 35%, equivalent to $54,370,006 ($3.5313 per share).  Capital Southwest elected to retain these gains and, as a regulated investment company, has designated them to shareholders of record on December 31, 2014.  The tax effect is the same as if the capital gains had been distributed to Capital Southwest shareholders, who then elected to reinvest 65% of the amount received.  The 35% capital gains tax paid by Capital Southwest is considered to have been paid on behalf of the shareholders. Prior to the end of February 2015, Capital Southwest will issue a Form 2439 to each shareholder of record on December 31, 2014.  The Form 2439 includes the shareholder's proportionate share of the total undistributed long-term capital gains and the credit for taxes paid by Capital Southwest, which should be reported in each shareholder’s 2014 federal income tax return. Since the shareholders are considered to have reinvested the net after-tax proceeds ($6.5581 per share) in the Company, the tax basis of the shares is also increased by that amount.

About Capital Southwest Corporation

Capital Southwest Corporation (CSWC) is a Dallas, Texas based publicly-traded business development company, whose objective is to achieve current income and capital appreciation through investments in privately held businesses. Since Capital Southwest was formed in 1961, we have always sought to invest in companies with strong management teams and sound financial performance. As a public company, we are fortunate to have the flexibility to be creative in our financing structures and to invest to support the growth of our portfolio companies with a long-term perspective.

Forward-Looking Statements

This press release may contain historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition and results of operations of Capital Southwest Corporation. The words "believe," "expect," "intend," "plan," "should" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views, assumptions and expectations of Capital Southwest Corporation with respect to future events and are subject to risks and uncertainties. Many factors could cause the actual results, performance or achievements of Capital Southwest Corporation to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in the markets in which Capital Southwest Corporation operates and in general economic and business conditions, competitive pressures, changes in business strategy, regulatory approvals and various other factors, both referenced and not referenced in this press release. Certain factors that may affect Capital Southwest Corporation and its results of operations, are included in the “Risk Factors” section of Capital Southwest Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and Capital Southwest Corporation subsequent periodic filings with the Securities and Exchange Commission. Capital Southwest Corporation does not assume any obligation to update these forward-looking statements.

Contact:	Joseph B. Armes
214-884-3820